Exhibit 99.1
Joint Filing Agreement

In accordance with Rule 13d-1(k) under the Securities Exchange Act, as amended, the undersigned hereby agree to the joint filing on behalf of each of them as a statement on Schedule 13D (including amendments thereto) with respect to the Common Stock, par value $0.01 per share, of Magellan Petroleum Corporation

IN WITNESS WHEREOF, the undersigned hereby executed this Agreement this 10th day of March 2008.

Date: March 10, 2008
ANS INVESTMENTS LLC

	By:	/s/ Jonah Meer
By: Jonah Meer
Title: Chief Executive Officer

By:	/s/ Jonah Meer
Jonah Meer

YONADO LTD.

By:	/s/ Yaron Levi
By: Yaron Levi
Title: President

LANGSTON COMPANY HOLDING LTD.

By:	/s/ Hemda Artzi
By: Hemda Artzi
Title: President